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[ALAMOSA LOGO]                                   NEWS RELEASE


CONTACT:      JON D. DRAKE
              DIRECTOR OF INVESTOR RELATIONS
              ALAMOSA HOLDINGS, INC.
              806-722-1455
              JDRAKE@ALAMOSAPCS.COM


 ALAMOSA MODIFIES EXCHANGE OFFERS; RECEIVES SUPPORT OF OVER 66 2/3% OF HOLDERS
            OF EXISTING NOTES; EXTENDS OFFERS UNTIL OCTOBER 29, 2003

o        EXCHANGE OFFERS MODIFIED TO INCLUDE:

           o Change in the Convertible Preferred Stock dividend rate to a fixed 7.5 percent; payment of dividends quarterly through preferred dividends in kind, in new Series C preferred stock, common stock or cash (subject to certain restrictions under the senior secured credit facility) during the initial 4.75 years and payable only in cash thereafter

           o Elimination of the Contingent Value Rights (CVR's) and the "automatic conversion" feature for the preferred stock

           o Inclusion of a right for Alamosa to redeem the preferred stock after 3 years based on a tiered premium schedule

           o      Extension of the offering period until October 29, 2003 at 5PM
                  Easter

LUBBOCK, TEXAS (OCTOBER 15, 2003) - Alamosa Holdings, Inc. (OTCBB: ALMO), the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON, PCS), today said that after modifying its proposed Exchange Offers, it has received commitments from holders of approximately 68% percent of its existing notes to support and tender into the Exchange Offers and vote in favor of the pre-packaged plan of reorganization. Based on the modifications and receipt of support from over 2/3rds of its note holders, Alamosa has now extended the Exchange Offers and the voting deadline on the Prepackaged Plan until October 29, 2003 at 5 P.M. Eastern.


Alamosa modified the Exchange Offers by changing the dividend rate on the Series B preferred stock, increasing it on the Series B preferred stock from a 6% accretion/4.5% annual dividend rate to a fixed 7.5 percent annual dividend rate with payment of dividends quarterly as outlined above. The Exchange Offers were also modified to include a new Series C preferred stock with a conversion price of $4.25. Terms of the Series C preferred are identical to the Series B preferred stock to be issued under the Exchange Offers, except that the Series C conversion price is $4.25, compared to the Series B conversion price of $3.40. Through July 31, 2008, Alamosa has the



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Alamosa Modifies Exchange Offers; Receives Support of Over 66 2/3% of Holders
of Existing Notes; Extends Offers Until October 29, 2003
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October 15, 2003
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option to pay preferred dividends: (i) in kind with Series C Preferred shares,
(ii) in common stock valued at the stock's average closing price for the 5 trading days prior to the dividend record date, or (iii) in cash (subject to certain restrictions under the senior secured credit facility); or (iv) any combination thereof. All dividends payable after July 31, 2008 must still be paid in cash. Issuance of the Series B and Series C preferred stock could potentially result in an additional 6.9% dilution of the fully diluted, fully converted common stock based on the Exchange Offers, if all dividends are paid in Series C preferred stock until July 2008 and if Alamosa does not redeem the Series B and Series C preferred stock before its maturity in 2013.

Other modifications include the elimination of the Contingent Value Rights (CVR's), the addition of the right for Alamosa to redeem the preferred stock after 3 years and the elimination of the "automatic conversion" feature. The CVR's were initially offered as additional compensation if Alamosa's common stock did not trade above the $3.40 target price during a six-month period after the close of the Exchange Offers. Alamosa can also redeem the preferred stock, based on a tiered premium schedule, beginning in year 4 at a premium of 25 percent over the stated value of the preferred stock. The premium declines 5 percent per year until the premium is eliminated. Finally, Alamosa would have had the right to "automatically convert" the remaining preferred shares to common stock once 2/3 of the preferred shares were initially converted. That provision is no longer contained in the Exchange Offers.

"The modifications we made to the Exchange Offers were needed to ensure its success, which is in the best interest of Alamosa and its stakeholders," said David E. Sharbutt, Chairman and Chief Executive Officer of Alamosa Holdings, Inc. "After having already received agreements from approximately 68% of our note holders to tender into the Exchange Offers and to vote in favor of the pre-packaged plan, we remain focused on reaching our target of 97 percent acceptance by the October 29, 2003 deadline and in achieving our long-term goals for Alamosa."

As of the close of business on October 15, 2003, prior to these modified terms, approximately $233.2 million in principal amount of 12.5% Senior Notes due 2011 and principal amount of 13.625% Senior Notes due 2011 and $185.5 million principal amount of 12.875% Senior Discount Notes due 2010, had been validly tendered and not withdrawn in the Exchange Offers.

ABOUT ALAMOSA
Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of
15.8 million residents.

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Alamosa Modifies Exchange Offers; Receives Support of Over 66 2/3% of Holders
of Existing Notes; Extends Offers Until October 29, 2003
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October 15, 2003
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FORWARD LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements. A more extensive discussion of the risk factors that could impact these areas and Alamosa's overall business and financial performance can be found in Alamosa's reports filed with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2002 and in subsequent filings with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

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